Exhibit 99.1
Tween Brands, Inc. Appoints New Senior Vice President of Finance
NEW ALBANY, Ohio; August 9, 2006 — Tween Brands, Inc. (NYSE:TWB) today announced the appointment of Paul C. Carbone as Senior Vice President of Finance, effective September 5, 2006. Mr. Carbone will report to William E. May, Executive Vice President and Chief Operating Officer of Tween Brands, Inc. Mr. Carbone joins Tween Brands from Victoria’s Secret Stores, a division of Limited Brands, Inc. (NYSE: LTD), where he held the position of Vice President of Finance. Formerly, Mr. Carbone held various positions of increasing responsibility with Limited Stores including Director of Store Financial Planning and Analysis and Director of Finance.
“Mr. Carbone’s wealth of financial experience in the retail arena will be of great value to Tween Brands.” said William May. “We look forward to Paul joining our team.”
The Company also announced the resignation of Poe A. Timmons as Senior Vice President and Chief Financial Officer of the Company, effective August 18, 2006. Mr. May will assume the additional responsibilities as the Company’s principal financial officer. Mr. May, who joined the Company in February 2004 as Executive Vice President and Chief Operating Officer was also named Secretary and Treasurer in August 2004 and served as the Company’s principal financial officer from May 2004 until June 2005. Mr. May has worked extensively in corporate finance and previously served as President and Chief Executive Officer, Wholesale for Fleming Companies, Inc. from June 2002 until November 2003, Vice President, Gap Global Distribution for Gap, Inc. from March 1999 until June 2002, and as an executive for other companies in the food industry prior thereto.
“All of us at Tween Brands appreciate Poe’s contributions to Tween Brands in the past year, and we wish her future success in her personal and professional pursuits,” said Mike Rayden, Tween Brand’s, Inc. Chairman, President and Chief Executive Officer. He added that Ms. Timmons’ departure, “does not involve any issue with the Company’s accounting practices, financial statements or internal controls, and that Bill May’s extensive financial experience and knowledge of our business qualifies him to once again serve as our principal financial officer.”
Tween Brands, Inc. is a leading specialty retailer for tween girls. At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween (ages 7 to 14) girls. Limited Too currently operates 566 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com. Justice is the company’s newer specialty retail concept for tween girls, offering sportswear, key accessories and lifestyle items to value-conscious customers, predominantly in off-the-mall store sites. Justice publishes its own catalog for tween customers and currently operates 117 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.